SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

                          GVC VENTURE CORP.
 (Exact name of Company as specified in its charter)

                            Delaware
(State or other jurisdiction of incorporation)

000-15862	13-3018466
(Commission File Number)	(IRS Employer Identification No.)

One Allen Center, Suite 110, 700 Central Expressway South, Allen, Texas 75013
(Address of principal executive offices)                                          (Zip Code)

Company’s telephone number, including area code:  (214) 644-0065

The Chrysler Building, 405 Lexington Avenue, New York, New York  10174
  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

FORWARD-LOOKING STATEMENTS

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this Report, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “goal,” “intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position.  Forward-looking statements are subject to a number of known and unknown risks and uncertainties (including the risks contained in the section of this report entitled “Risk Factors”) that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements and its goals and strategies to not be achieved.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Report.  The Company does not undertake any responsibility to publicly update or revise any forward-looking statement or report.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

Pursuant to an Agreement and Plan of Merger dated September 17, 2009 (the “Merger Agreement”), by and among GVC Venture Corp., a Delaware corporation (the “Company”), GVC Merger Corp., a Texas corporation and wholly owned subsidiary of the Company and Halo Group, Inc., a Texas corporation (“Halo Group”), GVC Merger Corp. merged with and into Halo Group, with Halo Group remaining as the surviving corporation and becoming a subsidiary of the Company (the “Merger”).  The Merger was effective as of September 30, 2009, upon the filing of a certificate of merger with the Texas Secretary of State.

 Pursuant to the Merger Agreement, the 40,355,129 presently outstanding shares of Halo Group common stock are being exchanged for an aggregate of 896,781 shares of GVC Series Z preferred stock, which, in turn, will be convertible into an aggregate of 305,504,813 shares of GVC common stock.  In addition, holders of Halo Group’s presently outstanding 1,152,000 shares of preferred stock (issued in three series) would receive (subject to anti-dilution adjustment provisions), under the terms of the Halo Group preferred stock instruments, upon conversion thereof, an aggregate of 29,827 shares of GVC Series Z preferred stock, which, in turn, would be convertible into an aggregate of 10,161,002 shares of GVC common stock.  Additionally, Halo Group’s outstanding stock options to purchase an aggregate of 2,830,470 shares of Halo Group common stock will be exercisable (subject to anti-dilution adjustment provisions) for an aggregate of 62,899 shares of GVC Series Z preferred stock, which, in turn, would be convertible into an aggregate of 21,427,814 shares of GVC common stock.  Were all the presently outstanding Halo Group preferred stock to be converted and all presently outstanding Halo Group stock options to be exercised, Halo Group common stockholders, preferred stockholders and option holders immediately prior to the Merger would own approximately 337,093,630 shares, or 95.96%, of GVC common stock to be outstanding immediately following the Merger and GVC stockholders immediately prior to the Merger would own 14,194,516 shares, or 4.04%, of GVC common stock outstanding immediately following the Merger.

However, since the Company presently only has 50,000,000 shares of common stock authorized for issuance, of which 14,194,516 shares are currently outstanding, the Company does not have enough shares of common stock to issue upon conversion of the Series Z preferred stock issuable to holders of Halo Group common stock, to holders of Halo Group preferred stock upon conversion thereof and to holders of Halo Group stock options upon exercise thereof.  We will, therefore, following the Merger, take action to amend GVC’s Certificate of Incorporation to increase GVC’s authorized common stock following the Merger in order for us to have a sufficient number of authorized common stock to permit conversion into common stock of all Series Z preferred stock issued and reserved for issuance and to provide additional shares to be issued in the future for financing and growth.

Pursuant to the terms of the Merger Agreement, the officers and directors of the Company prior to the Merger resigned with the exception of Bernard Zimmerman, who resigned as an officer but remains as a director and who Halo Group has agreed not to remove as a director for at least one year following the effective date of the Merger.  Also pursuant to the terms of the Merger Agreement, Mr. Zimmerman, then the sole director, elected Brandon C. Thompson, Paul Williams, Jimmy Mauldin, T. Craig Friesland and Richard G. Morris to the Company’s Board of Directors.

Accordingly, as a result of the change in the Company’s stock ownership and the composition of the Company’s Board of Directors, the Merger has resulted in a change of control of the Company.

For accounting purposes, the Merger has been accounted for as a merger, with Halo Group as the accounting acquirer (legal acquiree).  On the effective date of the Merger, Halo Group’s business became the only business of the Company, which prior to the Merger was a shell company.

The Merger Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2009, and is incorporated herein by reference. The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.

Unless the context otherwise requires, all references in this Report to “we,” “us,” “our company,” “our,” or the “Company” refer to GVC Venture Corp., its subsidiary Halo Group, Inc. and Halo Group, Inc.’s subsidiaries, and all references in this Report to “Halo Group, Inc.” refer to Halo Group, Inc. and its subsidiaries.

Description of Business of Halo Group, Inc.

Halo Group was incorporated in Texas on January 25, 2007 and, through its subsidiaries, serves as a nationwide consumer financial services company providing services focused upon home ownership and improving personal financial well-being.

Business Overview

Halo Group is a holding company with subsidiaries operating primarily in the consumer financial services industry, providing services related to personal debt, credit, mortgage, real estate, loan modification and insurance.

Products and Services

Halo Group works with its clients, who are consumers who may be in various stages of financial need, to assist in reducing their debt, correcting their credit profile, securing a home mortgage, buying or selling a residence, providing proper insurance for their assets, mitigating potential home loss, and educating them in financial matters.  The following outline briefly describes Halo Group’s various subsidiaries and the products and services they offer:

Halo Group Mortgage, LLC   Halo Group Mortgage is a full-service mortgage brokerage institution in the retail lending environment.  Currently licensed in four southwestern states, Halo Group Mortgage specializes in partnering banks with both current and potential home owners to obtain mortgages.

Halo Debt Solutions, Inc.  Halo Debt Solutions provides debt settlement services, negotiating and settling various types of unsecured debt on behalf of its clients.  The Company’s primary goal is to help clients achieve an unsecured debt-free lifestyle.  The Company’s programs provide affordable payment plans, based upon each client’s personal financial situation.  Halo Debt Solutions provides these services to its clients consistent with industry standards for debt negotiation and educational support.

Halo Credit Solutions, LLC  Halo Credit Solutions uses proprietary credit repair management software to dispute inaccuracies and errors in consumer credit reports on behalf of its clients.  Each client exits the program with a guaranteed accurate credit report, as verified by credit reporting agencies.

Halo Group Realty, LLC  Halo Group Realty, a real estate agency, provides real estate services to home buyers and sellers, including marketing and listing services and home value appraisals.  Halo Group realizes that most of its clients have real estate needs and, because of the existing business relationship with other Halo Group subsidiaries, these clients are often willing to utilize the services of Halo Group Realty.

Halo Loan Modification Services, LLC  Halo Loan Modification Services has developed a process that puts its clients/borrowers into a systematic and streamlined work-out process to establish affordable, long-term mortgages.

Halo Select Insurance Services, LLC  Halo Select Insurance Services is a partner in Halo Choice Insurance Services, LLC, a company in which Halo Group, Inc. owns a 49% interest.  Halo Select Insurance Services is currently licensed in Texas and can write additional business in Arkansas, Louisiana, Mississippi, and Oklahoma through one of its affiliate companies.   Halo Choice Insurance Services represents the lines of hundreds of insurance companies, including State Auto, Safeco, Travelers, CNA, Progressive, and Hartford.  Halo Choice Insurance Services’ relationships with these insurers give Halo Choice Insurance Services the opportunity to offer competitively-priced auto, home, life, health, small business and other insurance products to its clients.

Halo Group Consulting, Inc.  Halo Group Consulting, Inc. offers to its clients a variety of financial tools, including debt settlement, foreclosure avoidance, credit repair, bankruptcy counseling, and financial education through the product We Care.  By marshalling the resources of other Halo Group subsidiaries, Halo Group Consulting offers these financial services to individuals through associations, insurance companies and employers’ benefit services groups.

Competition

The consumer financial services industry is highly competitive, and there is considerable competition from major institutions in Halo Group’s lines of business, including national financial institutions, real estate agencies and insurance companies, as well as specialty consumer financial services companies offering one or more of the products and services offered by Halo Group.  The development and commercialization of new products and services to address consumers’ financial needs is highly competitive, and there will be considerable competition from major companies seeking to expand their own product and service offerings. Many of Halo Group’s competitors have substantially more resources than Halo Group, including both financial and technical.  Additionally, competition for highly qualified employees is intense.

Intellectual Property

Halo Group maintains copyrights on all of its printed marketing materials, the www.myhalogroup.com website and other web pages, and proprietary software.  Halo Group’s goal is to preserve the Company’s trade secrets, and operate without infringing on the proprietary rights of other parties.

To help protect its proprietary know-how, which is not patentable, Halo Group currently relies and will in the future rely on trade secret protection and confidentiality agreements to protect its interests. To this end, Halo Group requires all of its employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to Halo Group of the ideas, developments, discoveries and inventions important to its business.

Employees

As of September 30, 2009, Halo Group had approximately 86 full-time employees.  None of the Company’s employees is covered by a collective bargaining agreement.  Halo Group believes that it maintains good relations with its employees.

Description of Property

The Company’s corporate offices are located at 700 Central Expressway South, Suite 110, Allen, Texas 75013, where Halo Group has 34,517 square feet of office space under lease.  Pursuant to an office lease dated November 12, 2007, as amended, Halo Group is required to make monthly lease payments of $32,663, with an increase in May 2010 to $49,196 per month and in November 2010 to $59,389 per month.  The lease expires on August 14, 2014.

Legal Proceedings

Halo Group is not currently involved in any material legal proceedings.

Government Regulation

The services provided by the Halo Group, through its subsidiaries, are extensively regulated by federal and state authorities in the United States.  Halo Group believes it is in compliance with federal and state qualification and registration requirements in order that it may continue to provide services to its clients consistent with applicable laws and regulations.

Risk Factors

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.  Halo Group has a relatively limited operating history.  Our limited operating history and the unpredictability of the consumer financial services industry make it difficult for investors to evaluate our business.  An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in rapidly evolving markets.

We will need additional financing to implement our business plan.  The Company will need additional financing to fully implement its business plan in a manner that not only continues to expand an already established direct-to-consumer approach, but also allows the Company to establish a stronger brand name in all the areas in which it operates, including the mortgage servicing and distressed asset sectors.  In particular, the Company will need substantial additional financing to:
  effectuate its business plan and further develop its product and service lines;
  expand its facilities, human resources, and infrastructure; and
  increase its marketing efforts and lead generation.

There are no assurances that additional financing will be available on favorable terms, or at all.  If additional financing is not available, the Company will need to reduce, defer or cancel development programs, planned initiatives and overhead expenditures.  The failure to adequately fund its capital requirements could have a material adverse effect on the Company’s business, financial condition and results of operations.  Moreover, the sale of additional equity securities to raise financing will result in additional dilution to the Company’s stockholders, and incurring additional indebtedness could involve the imposition of covenants that restrict the Company’s operations.

Our products and services are subject to changes in applicable laws and regulations.  The Company’s business is particularly subject to changing federal and state laws and regulations related to the provision of financial services to consumers.  The Company’s continued success depends in part on its ability to anticipate and respond to these changes, and the Company may not be able to respond in a timely or commercially appropriate manner.  If the Company fails to adjust its products and services in response to changing legal and/or regulatory requirements, the ability to deliver its products and services may be hindered, which in turn could have a material adverse effect on the Company’s business, financial condition and results of operations.

We may continue to encounter substantial competition in our business.  The Company believes that existing and new competitors will continue to improve their products and services, as well as introduce new products and services with competitive price and performance characteristics. The Company expects that it must continue to innovate, and to invest in product development and productivity improvements, to compete effectively in the several markets in which the Company participates. The Company’s competitors could develop a more efficient product or service or undertake more aggressive and costly marketing campaigns than those implemented by the Company, which could adversely affect the company’s marketing strategies and could have a material adverse effect on the Company's business, financial condition and results of operations.

Important factors affecting the Company's current ability to compete successfully include:
  lead generation and marketing costs;
  service delivery protocols;
  branded name advertising; and
  product and service pricing.
In periods of reduced demand for the Company's products and services, the Company can either choose to maintain market share by reducing product and service pricing to meet the competition, or maintain its product and service pricing, which would likely sacrifice market share.  Sales and overall profitability would be reduced in either case.  In addition, there can be no assurance that additional competitors will not enter the Company's existing markets, or that the Company will be able to continue to compete successfully against its competition.

We may not successfully manage our growth. Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.  We are highly dependent on our executive officers. If one or more of the Company's senior executives or other key personnel are unable or unwilling to continue in their present positions, the Company may not be able to replace them easily or at all, and the Company’s business may be disrupted. Competition for senior management personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or attract and retain high-quality senior executives in the future. Such failure could have a material adverse effect on the Company's business, financial condition and results of operations.

We may never pay dividends to our common stockholders.  The Company currently intends to retain its future earnings to support operations and to finance expansion and therefore the Company does not anticipate paying any cash dividends in the foreseeable future other than to the holders of Halo Group preferred stock.

The declaration, payment and amount of any future dividends on common stock will be at the discretion of the Company's Board of Directors, and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness and other considerations the Board of Directors considers relevant. There is no assurance that future dividends will be paid on common stock or, if dividends are paid, the amount thereof.

Our common stock is quoted through the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.  The Company’s common stock is quoted on the OTC Bulletin Board, which is a significantly more limited market than the New York Stock Exchange or NASDAQ.  The trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative and volatile.

The trading volume of the Company’s common stock has been and may continue to be limited and sporadic.  As a result, the quoted price for the Company’s common stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value.

Additionally, the securities of small capitalization companies may trade less frequently and in more limited volume than those of more established companies.  The market for small capitalization companies is generally volatile, with wide price fluctuations not necessarily related to the operating performance of such companies.

Our common stock is subject to price volatility unrelated to our operations.  The market price of the Company’s common stock could fluctuate substantially due to a variety of factors, including market perception of the Company’s ability to achieve its planned growth, operating results of it and other companies in the same industry, trading volume in the Company’s common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company or its competitors.

Our common stock is classified as a “penny stock.”

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us.  It is likely that the Company’s common stock will be considered to be a penny stock for the immediately foreseeable future.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also provide disclosure to its customers, prior to executing trades, about the risks of investing in penny stocks in both public offerings and in secondary trading, the commissions payable to both the broker-dealer and the registered representative, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

Because of these regulations, broker-dealers may not wish to furnish the necessary paperwork and disclosures and/or may encounter difficulties in their attempt to buy or sell shares of the Company’s common stock, which may in turn affect the ability of Company stockholders to sell their shares.

Accordingly, this classification severely and adversely affects any market liquidity for the Company’s common stock, and subjects the shares to certain risks associated with trading in penny stocks.  These risks include difficulty for investors in purchasing or disposing of shares, difficulty in obtaining accurate bid and ask quotations, difficulty in establishing the market value of the shares, and a lack of securities analyst coverage.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operation of Halo Group, Inc. should read in conjunction with the financial statements and the notes to those statements included in this Report.

Company Overview

For accounting purposes, the Merger has been accounted for as a merger, with Halo Group as the accounting acquirer (legal acquiree).

The Company's revenue increased by $2,995,592 from 2007 to 2008. The Company reported a net loss of $123,485 for fiscal year 2008 compared to a net loss of $651,588 for fiscal year 2007.  The decrease in net loss reflects revenue growth of $3,453,402 for Halo Debt Solutions, which has been offset by revenue decreases in other Company subsidiaries, for a net growth in revenue for fiscal year 2008 of 151%, or $2,995,592.  The increase in revenue for Halo Debt Solutions was primarily attributable to this subsidiary’s overall improved market strategy and ability to provide increasingly effective and efficient debt settlement services.  Halo Debt Solutions has adopted innovative strategies to deploy marketing efforts directly to consumers and has developed close, cooperative relationships with creditors, allowing for substantial revenue growth.

The increase in Halo Debt Solutions revenue was partially offset by decreases in revenue for each of Halo Credit Solutions and Halo Group Mortgage.  Halo Credit Solutions revenue decreased $293,799 in fiscal year 2008 compared to fiscal year 2007.  The decrease was attributable primarily to management’s decision to lower the retail price of this subsidiary’s credit solutions product, with a view to increasing national exposure for the product and increasing cross marketability to other Halo Group services.  Management’s decision to lower the retail price of this subsidiary’s credit solutions product was a significant change in strategy from prior years, during which Halo Credit Solutions sold a stand-alone, high margin product and generated modest revenue for Halo Group.  In changing the strategy, management’s goal was to have a “loss leader” product which would provide an attractive initial product offering to a large consumer constituency, potentially leading to cross-selling opportunities for other Halo Group subsidiaries’ product and service offerings.  Halo Group management credits the increase in Halo Debt Solutions revenue to the change in strategy for Halo Credit Solutions.

Halo Group Mortgage revenue decreased $140,974 in fiscal year 2008 compared to fiscal year 2007.  The decrease in revenue was attributable primarily to the severe deterioration in the U.S. domestic mortgage industry and tightening credit markets.  Halo Group Mortgage continues to operate in the relatively depressed market for home mortgages, due to its conservative lending practices and its ongoing commitment to high quality loans.

Compared to the 151%, or $2,995,592,  growth in revenue for Halo Group from 2007 to 2008, operating expenses increased only 93%, or $2,448,843, due primarily to the ability of Halo Group to improve operational efficiencies, increase staffing at a modest rate, negotiate lower lead generation costs, and effectively manage fixed and variable expenses.

The Company reported net income (loss) of $618,589 and ($2,468) for the six months ended June 30, 2009 and 2008, respectively.  The improvement in earnings for the six months ended June 30, 2009 was attributable primarily to consistent growth in the business of Halo Debt Solutions and improved operational efficiencies, as discussed above.  For the six months ended June 30, 2009, Halo Group revenue increased 147% compared to overall growth in operating expenses of 113%.

Return on average equity was (47%) and (10,681%) for the fiscal years 2008 and 2007, and 59% and (2%) for the six months ended June 30, 2009 and 2008, respectively.  Return on average assets was (11%) and (226%) for the fiscal years 2008 and 2007, and 26% and (0.33%) for the six months ended June 30, 2009 and 2008, respectively.

Total assets of Halo Group totaled $1,795,910 at December 31, 2008, compared to $496,794 at December 31, 2007.  Increases were noted primarily in cash and cash equivalents, restricted cash, accounts receivable and property and equipment.  Total assets of Halo Group totaled $3,032,946 at June 30, 2009, compared to $1,000,005 at June 30, 2008.  Increases were noted primarily in cash and cash equivalents, restricted cash, accounts receivable, and property and equipment.  The growth of accounts receivable and restricted cash is primarily related to the growth in overall volume of customers and revenue of Halo Debt Solutions.  Restricted cash represents collections from customers that are processed and held by a merchant bank in the ordinary course of business.  These funds are made available to the Company normally within 7 business days.  The growth of cash and cash equivalents is primarily related to the growth in overall volume of customers and revenue of Halo Debt Solutions, as noted above, as well as an increase in capital-raising through the Company’s debt borrowings and private sales of its common stock and preferred stock.

Significant Accounting Policies

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of Halo Group’s consolidated financial statements.  These policies are contained in Note 2 to the consolidated financial statements.

Use of Estimates and Assumptions.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable.  The Company generally recognizes revenue in the period in which services are provided.  Halo Debt Solutions recognizes its revenue over the average service period, defined as the average length of time it takes to receive a contractually obligated settlement offer from each creditor, calculated on the entire Halo Debt Solutions client base.  Provisions for discounts, refunds and bad debt are provided over the period the related revenue is recognized.  Cash receipts from customers in advance of revenue recognized are recorded as deferred revenue.

Revenue recognition periods for Halo Debt Solutions customer contracts are shorter than the related payment terms.  Accordingly, Halo Debt Solutions accounts receivable is the amount recognized as revenue less payments received on account.  Halo Group maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  Management considers the following factors when determining the collectability of specific customer accounts: past transaction history with the customer, current economic and industry trends, and changes in customer payment terms.  The Company provides for estimated uncollectible amounts through an increase to the allowance for doubtful accounts and a charge to earnings based on historical trends and individual account analysis.  Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts.

Halo Debt Solutions receivables represent 99.5% of total Halo Group accounts receivable at June 30, 2009.

Equity-Based Compensation.  The Company accounts for equity instruments issued to employees in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”).  Under SFAS 123R, the fair value of stock options at the date of grant which are contingently exercisable upon the occurrence of specified events is recognized in earnings over the vesting period of the options beginning when the specified events become probable of occurrence.  Currently, there is no active market for the Company’s common shares and management has not been able to identify a similar publicly held entity that can be used as a benchmark.  Therefore, as a substitute for volatility, the Company used the historical volatility of the Dow Jones Small Cap Consumer Finance Index, which is generally representative of the Company’s size and industry. The Company has used the historical values of that index to estimate volatility, which was calculated to be 38% for the three months ended June 30, 2009.  All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty’s performance is complete or the date on which it is probable that performance will occur.

All stock options granted as of June 30, 2009 are exercisable upon the occurrence of a specified event as defined in the option agreements.  As of June 30, 2009, the Company had determined that the likelihood of occurrence of the specified event was less than probable.  Accordingly, no equity-based compensation has been recorded for options vested as of June 30, 2009.  Equity-based compensation for exercisable options will be recognized over the vesting period (no options have a vesting period greater than 2 years) of the options, beginning when the specified event becomes probable of occurrence.  No options were exercisable at June 30, 2009.  Total future compensation cost related to non-exercisable stock options at June 30, 2009 was $1,984,474.

Backlog of Fees Under Contract

The following is a roll forward of the backlog of fees under contract for Halo Debt Solutions:

Backlog of fees under contract at December 31, 2008	$2,925,699
Net contracted fees for the six months ended June 30, 2009	4,348,277
Amount recognized as revenue or written off for six months ended June 30, 2009	(4,829,748)
Backlog of fees under contract at June 30, 2009	$2,444,228

The table above is intended to provide a forward looking statement of Halo Debt Solutions fees under contract as of June 30, 2009.  These fees represent all debt settlement fees contractually agreed upon between Halo Debt Solutions and its customers and such fees are to be earned over the average service period of each customer contract.

Liquidity and Capital Resources

Capital for the growth of Halo Group has been provided through debt borrowings and private sales of its equity securities to investors.  Throughout the period from inception (January 25, 2007) to December 31, 2007, Halo Group raised $744,003 of capital through the sale of its common stock and preferred stock.  Between January 1, 2008 and December 31, 2008, Halo Group raised $675,818 of additional capital through private sales of its preferred stock.  Between January 1, 2009 and June 30, 2009, Halo Group raised $439,600 of additional capital through private sales of its preferred stock. During the same period, Halo Group borrowed $124,900 on its $250,000 available line of credit, $374,000 on a 36-month secured promissory note, and $167,000 on a 60-month secured promissory note.  The capital raised since inception has been used, and will be used, to fund Company growth and expansion, marketing campaigns, and operating expenses.  The following provides a summary of our cash flows:

	(Unaudited) Six Months Ended June 30,	Year Ended December 31,		25-Jan-2007 (Inception) to June 30,
	2009	2008	2007	2009

Net Cash (Used in) Operating Activities	(368,612)	(790,671)	(650,458)	(1,809,741)

Net Cash (Used in) Investing Activities	(172,007)	(211,450)	(56,015)	(439,472)

Net Cash Provided by Financing Activities	593,997	1,129,944	706,803	2,430,744

Net Increase in Cash	53,378	126,823	330	180,531

Cash, Beginning of Period	180,349	53,526	53,196	53,196

Cash, End of Period	$233,727	$180,349	$53,526	233,727

The Company believes that its cash and cash equivalents balances, cash flows from operations, and funding from the financing sources discussed above will be sufficient to meet the normal operating requirements during the next fiscal year. The Company will need additional financing to fully implement its business plan and to fund additional capital expenditures. The Company continually considers supplementing the cash flows generated by operations with funds provided by financing activities, via both debt and equity, to balance the Company's cash requirements and to finance specific capital projects.

Notes Payable and Lines of Credit

On March 6, 2009, the Company entered into a new revolving line of credit facility with LegacyTexas Bank which provides maximum borrowings of $250,000, subject to a borrowing base determined as a function of accounts receivable at the time of borrowings on the line of credit.  This facility bears interest at prime plus 1% (6% floor) and matures in March 2010.  As of June 30, 2009, the Company has outstanding net advances totaling $124,900 under this new credit facility.  The line of credit facility is collateralized by all of the Company’s assets.

On March 6, 2009, the Company entered into a loan facility with LegacyTexas Bank in the amount of $374,000, evidenced by a 36-month secured promissory note payable monthly.  The proceeds of this note were used to pay off the two previous lines of credit.  The note bears interest at the Federal Home Loan Bank (FHLB) 2.5- to 3-year rate plus 3.25% (6.16% fixed rate over the term of the note) and matures March 2012.  As of June 30, 2009, the note balance was $345,465, of which $118,837 is included on the balance sheet as current portion of notes payable.  The note is collateralized by all of the Company’s assets.  Additionally, the note contains certain affirmative covenants, including debt service coverage and debt to worth ratios.   At June 30, 2009 the Company was in compliance with all covenants.

On April 15, 2009, the Company entered into a 60 month secured promissory note with Legacy Texas Bank in the amount of $167,000.  The proceeds of this note payable were used to purchase communication equipment.  The note bears interest at 7% per annum with monthly installments and a final maturity in April 2014.  As of June 30, 2009, the note payable balance was $162,075, of which $29,227 is included on the balance sheet as current portion of notes payable.  The note is cross collateralized by all of the Company’s assets with the LegacyTexas Bank $374,000 secured promissory note.

The Company is exposed to market risk, primarily changes in interest rates.  The Company attempts to limit its exposure to interest rate risk by managing the mix of its debt between fixed rate and variable rate obligations.  The term notes are fixed rate debt and the revolving line of credit is a variable rate line of credit.  As all of the above mentioned debt was entered into during March and April of 2009, management has determined that the actual borrowing rates are materially consistent with fair value of borrowing rates currently available for these types of debt instruments.

Notes Payable to Related Parties

The Company entered into three promissory notes with two shareholders for the purchase of their member interests in Halo Group Mortgage and Halo Credit Solutions totaling $397,000 (the “Shareholder Notes”).  The Shareholder Notes bear interest at a rate of 8% per annum and mature in February 2010.  All interest and principal is due on demand by the shareholders, but if no demand is made then upon maturity.   The Shareholder Notes are subordinate to the line of credit facility and notes payable.  As of June 30, 2009, the amount outstanding under the Shareholder Notes totaled $271,000.

During 2007 the Company entered into two unsecured promissory notes with its majority shareholder for working capital advances made to the Company totaling $60,000 (the “Shareholder Loans”).  The Shareholder Loans bear interest at a rate of 8% per annum, are due on demand by the majority shareholder, but if no demand is made then upon maturity in November 2010.  All interest and principal is due upon maturity. As of June 30, 2009, the amounts outstanding under the Shareholder Loans totaled $60,000.

During 2008 the Company entered into three unsecured promissory notes with two related parties for working capital advances made to the Company in the amounts of $39,000, $50,000 and $100,000 for total notes of $189,000 (the “Related Notes”).  The $39,000 note has no stated interest rate and matures in October 2010, but is extendable upon request by the Company.  As of June 30, 2009, outstanding principal on the note totaled $12,000. The $50,000 note bore interest at 10% payable monthly, and originally matured December 2009 but was paid in full in January 2009.  The $100,000 note bore interest at a flat fee of $15,000 and matured in January 2009 with interest of $15,000 and was paid in full on the maturity date.

During January 2009 the Company entered into one unsecured promissory note with a shareholder for a working capital advance to the Company in the amount of $15,000 (the “Shareholder Note”).  The Shareholder Note bears interest at a rate of 8% per annum and matures in January 2011.  All interest and principal is due upon maturity.  As of June 30, 2009, the amount outstanding under the Shareholder Note totaled $15,000.

During April 2009, the Company entered into one unsecured promissory note with a related party for a working capital advance to the Company in the amount of $65,000 (the “Related Party Note”).  The Related Party Note bears interest at a rate of 8% per annum and is a monthly installment note with final maturity of April 2011.  All interest and principal is due upon maturity.  As of June 30, 2009, the amount outstanding under the Related Party Note totaled $63,225, of which $52,064 is included in long term liabilities.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership, as of September 30, 2009 (after the Merger), of the Company’s Series Z preferred stock and common stock (including shares of common stock issuable upon conversion of the Series Z preferred stock issued as a result of the Merger), which will be the Company’s only outstanding classes of voting securities, and the voting power resulting from such beneficial ownership, by

•	each stockholder known by the Company to be the beneficial owner of more than 5% of either the Company’s outstanding Series Z preferred stock or common stock;
•	each director of the Company;
•	each executive officer of the Company; and
•	all directors and executive officers of the Company as a group.

(See Next Page)

	Amount and Nature of Beneficial Ownership (1)
	Series Z Preferred Stock		Common Stock and Voting Power
Beneficial Owner(1)	Shares	Percent of Class (4)	Shares (5)	Percent of Class (4)(6)

Brandon C. Thompson(2)	456,667	51.8%	155,572,099	48.7%

Jimmy Mauldin(2)	200,311	22.4%	68,239,625	21.4%

Paul Williams(2)	100,000	11.2%	34,066,839	10.7%

T. Craig Friesland(2)	50,000	5.6%	17,033,419	5.3%

Richard G. Morris(2)	45,985(7)	5.1%	15,665,636(7)	4.9%

Scott McGuane	2,778(8)	*	946,377(8)	*

Tony Chron	26,380(9)	3.0%	8,986,832(9)	2.8%

Bernard Zimmerman(3)	0	0	4,700,000	1.5%
Directors and executive officers as a group following the Merger (seven persons)	882,121(10)	97.2%	305,210,737(10)	95.6%

___________________________

(1)   Except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to that owner.

(2)   The address for each such beneficial owner is Suite 110, 700 Central Expressway South, Allen, Texas 75013.

(3)   Such shares are owned by Bernard Zimmerman & Company, Inc., of which Bernard Zimmerman is President and Treasurer.  The address for such beneficial owner is 18 High Meadow Road, Weston, Connecticut 06883.

(4)   Asterisk indicates that the percentage is less than one percent.

(5)   Each share of Series Z preferred stock issued in the Merger is convertible into 340.668384 shares of common stock and will have 340.668384 votes per share.  The Series Z preferred stock will not initially be convertible into common stock, but each share of Series Z preferred stock will automatically be converted into 340.668384 shares of our common stock at the time we amend our Certificate of Incorporation in a manner such that we will have a sufficient number of authorized shares of common stock to permit conversion of all shares of Series Z preferred stock.  We intend to take such action prior to December 31, 2009.

(6)   Percent of Class assumes the issuance of common stock issuable upon the conversion of Series Z preferred stock issued at the effective time of the Merger (assuming no conversion of any presently outstanding Halo Group preferred stock or exercise of any presently outstanding Halo Group stock options) and, to the extent they will become convertible or exercisable on or within 60 days after September 30, 2009, the conversion of Halo Group preferred stock and exercise of Halo Group stock options held by the person but (except for the calculation of beneficial ownership by all executive officers and directors as a group) by no other person or entity.

(7)   Includes (a) 3,822 shares of GVC Series Z preferred stock (1,302,033 shares of GVC common stock into which such Series Z preferred stock is convertible) issuable upon exercise of Halo Group stock options and (b) 3,194 shares of GVC Series Z preferred stock (1,088,095 shares of GVC common stock into which such Series Z preferred stock is convertible) issuable upon conversion of Halo Group preferred stock.

(8)   Represents shares issuable upon exercise of Halo Group stock options.

(9)   Includes 978 shares of GVC Series Z preferred stock (330,098 shares of GVC common stock into which such Series Z preferred stock is convertible) issuable upon conversion of Halo Group preferred stock.

(10)         Includes (a) 6,600 shares of GVC Series Z preferred stock (2,248,410 shares of GVC common stock into which such Series Z preferred stock will be convertible) issuable upon exercise of Halo Group stock options and (b) 3,194 shares of GVC Series Z preferred stock (1,088,095 shares of GVC common stock into which such Series Z preferred stock will be convertible) issuable upon conversion of Halo Group preferred stock.

Directors and Executive Officers

On September 30, 2009, the effective date of the Merger, the officers and directors of the Company prior to the merger resigned, with the exception of Bernard Zimmerman, who resigned as an officer but remains as a director and who Halo Group has agreed not to remove as a director for at least one year following the effective date of the Merger.  Immediately following the resignations, Mr. Zimmerman (in his capacity as the sole remaining director of GVC) filled the vacancies resulting from the resignations, by electing to the Board of Directors each of Brandon C. Thompson, Paul Williams, Jimmy Mauldin, T. Craig Friesland and Richard G. Morris and the new Board of Directors elected new executive officers of the Company.  Set forth below is certain information regarding the persons who currently serve as directors and executive officers of the Company.

Name	Positions with the Company
Brandon C. Thompson	Chairman of the Board, Chief Executive Officer and Director
Paul Williams	Vice Chairman of the Board, Chief Financial Officer, Treasurer, Assistant Secretary and Director
Tony J. Chron	President
Jimmy Mauldin	Chief Strategy Officer and Director
T. Craig Friesland	Chief Legal Officer, Secretary and Director
Richard G. Morris	Director
Scott McGuane	Chief Marketing & Sales Officer
Bernard Zimmerman	Director

Brandon C. Thompson, 30, a co-founder of Halo Group, has served as the Chairman of the Board of Directors and Chief Executive Officer of Halo Group since its founding in January 2007.  Commencing in March 2003, Mr. Thompson served as a Loan Officer with Morningstar Mortgage, LLC, a mortgage company, and eventually acquired the assets of that company through Halo Funding Group, LLC in February 2005, which was ultimately consolidated into Halo Group in January 2007. Following this acquisition, Mr. Thompson founded and has served as Chairman, President, and Chief Executive Officer of Halo Credit Solutions, LLC, Halo Debt Solutions, Inc., and Halo Group Consulting, Inc.  In January 2007, upon the founding of Halo Group, Mr. Thompson contributed his interest in these companies, as well as his interest in Halo Funding Group, LLC (currently named Halo Group Mortgage, LLC), to Halo Group.  Mr. Thompson was nominated for the Ernst & Young Entrepreneur of the Year Award, has served on the advisory board of Independent Bank of Texas. Mr. Thompson graduated from Abilene Christian University with a degree in Finance.

Paul Williams, 53, a co-founder of Halo Group, has served as Vice Chairman of the Board, Chief Financial Officer and Treasurer of Halo Group since its founding in January 2007 and as Assistant Secretary since late September 2009.  Mr. Williams has over 30 years of business experience primarily in the capital markets and mergers and acquisitions.  Since October 2007, Mr. Williams has also served as an executive officer for Bison Financial Group, Inc., a business development company, and as an executive officer for Blue Star Equities, Inc., a capital markets company, since September 2007. From November 1999 to the present, Mr. Williams has served as the managing member of Lincoln America Investments, LLC, a real estate and equity investment company. He has previously served three terms on the Board of the Texas Economic Development Council in Austin, and presently serves on the Board of the Chamber of Commerce in Frisco, Texas.  Mr. Williams graduated from Austin College in Sherman, Texas with a double-major in Economics and Business Administration.  He also graduated from the Institute of Organization Management, affiliated with the U.S. Chamber of Commerce.

Tony J. Chron, 55, joined Halo Group in late September 2009 as its President.  Mr. Chron brings to Halo Group over 33 years of business experience in both public and private companies.  From 1997 to September 2009, Mr. Chron was a Senior Partner with Trademark Property Company, a major mixed-use and retail developer, and served in various executive capacities including, most recently, as Chief Operating Officer and Executive Vice President.  Mr. Chron also served on Trademark Property’s Executive Committee.  From 1986-1992 Mr. Chron served as Associate Corporate Counsel and Director of Real Estate and Property Management for Pier 1 Imports, Inc., a specialty retailer.  In 1992, following Pier 1 Imports’ purchase of Sunbelt Nursery Group, Inc., Mr. Chron served as General Counsel and Vice-President of Real Estate for Sunbelt, a specialty nursery retailer, and following the purchase by Frank’s Nursery & Crafts, Inc. of a 49% interest in Sunbelt, as Vice President of Store Development for Frank’s, a specialty retailer, where he remained until 1994.  From 1994 until 1997 Mr. Chron served as Vice President of Real Estate and Real Estate Legal for Michael Stores, Inc., a specialty retailer.  Mr. Chron earned a Doctor of Jurisprudence degree from South Texas College of Law in 1983.  He also has a BS degree from Abilene Christian University.  Mr. Chron has been a licensed attorney in the State of Texas for more than twenty-six years.

Jimmy Mauldin, 59, a co-founder of Halo Group, has served in various capacities with Halo Group, including as President, Director, and Chief Strategy Officer, since its founding in January 2007.  Mr. Mauldin joined the company which is currently named Halo Credit Solutions, LLC in June of 2005.  In 2002, Mauldin founded Fund America Now, LLC, a national fund-raising company, and served as Chairman, President, and Chief Executive Officer.  He also established and serves as a director for the Halo Institute for Financial Education, a Section 501(c)(3) nonprofit corporation.

T. Craig Friesland, 36, is a co-founder of Halo Group and has served as a Director and Chief Legal Officer since its inception in January 2007.  He also practices law in his own firm, Law Offices of T. Craig Friesland, founded in January 2005.  Prior to establishing his own firm, Mr. Friesland practiced law with Haynes and Boone, LLP, one of the largest law firms in Texas, from September 1998 through December 2004.  Mr. Friesland earned his law degree at Baylor University School of Law in 1998.  He also has a Master of Business Administration degree from Baylor University and a Bachelor of Business Administration degree in Finance from The University of Texas at Austin.  Mr. Friesland was admitted to the State Bar of Texas in 1998.

Richard G. Morris, 54, a co-founder of Halo Group, has served as a Director since its inception in January 2007.  Prior to joining Halo Group, he served in various positions with United Parcel Service from 1976 until March 2002, most recently, from January 2001 to March 2002 as one of its three District Operations Managers.  In that role, Mr. Morris was responsible for 5,400 employees, a staff of 18 senior managers, a monthly operating budget of approximately $28 million, and revenues in excess of $35 million.  After departing UPS, in July 2002, Mr. Morris became the principal owner of Rammco Distributors, Incorporated, an equipment rental company which he still owns.  In July 2004, Mr. Morris co-founded Blue River Development, Inc., a real estate investment and development company, and is currently the sole owner and operator of this company.  In August 2008, Mr. Morris acquired Port City, Inc., a plastics manufacturing company which Mr. Morris also currently owns and operates.

Scott McGuane, 47, joined Halo Group in January 2009 as its President and in late September 2009 ceded that position to Mr. Tony Chron and assumed the role of Chief Marketing & Sales Officer.  Mr. McGuane brings to Halo Group more than twenty years’ experience in financial services, retail lending and residential mortgage lending.  Prior to joining Halo Group, Mr. McGuane served as Executive Vice President and Head of Retail Lending for Accredited Home Lenders, Inc., a residential mortgage lender, from July 2008 to January 2009, as Senior Vice President and Director of Retail Lending for Bear Stearns, a broker dealer, from April 2006 to July 2008, and as Senior Vice President and Managing Director of Retail Mortgage Lending for CitiFinancial Mortgage Co., an indirect subsidiary of Citigroup, from November 2002 to April 2006.  Prior to joining Halo Group, Mr. McGuane provided consulting for strategic planning, mergers and acquisitions, process reengineering and change management across a wide range of industries, including start-up ventures, non-profits, banking, telecommunications, energy and public utilities.  He has successfully managed lead system development, licensing, operational responsibilities, and marketing efforts such as branding, point-of-sale, branch offices, online, direct mail, and telemarketing.  Mr. McGuane received his Master of Business Administration at Southern Methodist University and a Bachelor of Science from Central Washington University.

Bernard Zimmerman, 76, became Chairman of the Board, President, Chief Executive Officer, Treasurer and a director of the Company on June 30, 2004, served in such capacities until September 30, 2009, and currently serves as a director of the Company.  He has been President and Treasurer of Bernard Zimmerman & Company, Inc., a financial and management consulting firm (“Zimmerman Company”), since 1972.  Since July 2003, Mr. Zimmerman has also served as President and Chief Executive Officer and a director of FCCC, Inc., a company engaged in seeking mergers, acquisitions, other business combinations and financial transactions.  Since August 2007, Mr. Zimmerman has served as Chairman, President, Chief Operating Officer and Principal Financial Officer of St. Lawrence Seaway Corporation, a company engaged in seeking mergers, acquisitions, reverse mergers and other financial transactions.  Mr. Zimmerman also served as a director and member of the Audit Committee of Sbarro, Inc. for more than 20 years until January 2007.  Mr. Zimmerman has been a certified public accountant in New York for more than the past thirty-five years.

There are no family relationships among those serving as executive officers or directors of the Company, except that Jimmy Mauldin is Mr. Thompson’s father-in-law and Tony Chron is Mr. Thompson’s uncle.  There are no arrangements or other understandings between any of the Company’s directors or officers or any other person pursuant to which any new officer or director was or is to be selected as an officer or director except that, pursuant to the Merger Agreement, Bernard Zimmerman is not to be removed as a director for at least one year following the effective date of the Merger.

The directors will serve in such capacity until the Company’s next annual meeting of stockholders.  Our Restated Certificate of Incorporation provides that our Board of Directors shall (exclusive of the number of directors any series of preferred stock may have the right to elect as a separate class) consist of a minimum of three and a maximum of twelve directors, as determined by the Board, with the Board to be divided into three classes, designated Class I, Class II and Class III, and with each Class to be as nearly equal in number as possible.  At each annual meeting, directors are chosen to succeed those in the Class whose term expires at that meeting. The intent of the Board of Directors is to seek an amendment to the Company’s certificate of incorporation to eliminate the classification of directors.  Officers serve at the pleasure of the Board.

Executive Compensation

Summary Compensation Table

The following table sets forth for the fiscal year ended December 31, 2008 (the current fiscal year end for Halo Group), the cash and non-cash compensation awarded to or earned by the chief executive officer of Halo Group and no executive officer of Halo Group received in excess of $100,000 in the form of salary and bonus during such fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Brandon C. Thompson, CEO	2008	$87,646	$3,063	$90,709

Neither the Named Executive nor any other members of the executive management team has entered into an employment agreement with us.

Compensation of Directors

For the fiscal year ended June 30, 2009 and prior to the Merger, the Company’s directors received no compensation for their services as directors. Halo Group has not established any standard arrangements pursuant to which directors have been compensated for their services, although all directors are reimbursed for out-of-pocket expenses, including those incurred in connection with attendance at Board of Directors meetings.  Halo Group may establish a compensation plan for its directors in the future.

Certain Relationships and Related Transactions

Except as set forth below, since January 1, 2008, there have been no transactions, and there are no currently proposed transactions, in which Halo Group was or is to be a participant with any related person to Halo Group or in which any related person had or will have a direct or indirect material interest.

Halo Group is indebted to Brandon C. Thompson, Chairman of the Board of Directors, Chief Executive Officer and a director of Halo Group, in the aggregate amount of $209,000, which amount is evidenced by promissory notes in the original principal amounts of $149,000, $40,000 and $20,000, respectively.  Each of such notes carries an interest rate of 8%.  As of September 17, 2009, an aggregate amount of $209,000 was outstanding on these notes.  The aggregate amount of interest paid by Halo Group on this indebtedness during Halo Group’s fiscal year ended December 31, 2008 was $7,450.

Halo Group is indebted to Jimmy Mauldin, Chief Strategy Officer and a director of Halo Group, in the aggregate amount of $134,000, which amount is evidenced by promissory notes in the original principal amounts of $99,000, $20,000 and $15,000, respectively.  Each of such notes carries an interest rate of 8%.  As of September 17, 2009, an aggregate amount of $134,000 was outstanding on these notes.  The aggregate amount of interest paid by Halo Group on this indebtedness during Halo Group’s fiscal year ended December 31, 2008 was $5,525.

Halo Group is indebted to Four Points Marketing, L.P., an entity owned jointly by Brandon C. Thompson and Jimmy Mauldin, in the amount of $12,000, which amount is evidenced by a promissory note in the original principal amounts of $39,000.  This note does not bear any interest.  As of September 17, 2009, this note was paid in full.

Halo Group purchases promotional items and consulting services from Vista Spirit Shop, Inc., a company owned and operated by Jimmy Mauldin and which provides promotional products and marketing services.  Since January 1, 2008, the beginning of Halo Group’s last fiscal year, Halo Group made purchases from this company in the aggregate amount of $35,054.

Independence of Directors

The Company’s common stock is quoted through the OTC Bulletin Board System.  For purposes of determining whether members of the Company’s Board of Directors are “independent,” the Company’s Board utilizes the standards set forth in the NASDAQ Stock Market Marketplace Rules.  At present, the Company’s entire Board serves as its Audit, Compensation and Nominating Committees.  The Company’s Board of Directors has determined that, of the Company’s present directors, Richard G. Morris and Bernard Zimmerman, constituting two of the six members of the Board, are “independent directors,” as defined under NASDAQ’s Marketplace Rules, for purposes of qualifying as independent members of the Board and an Audit, Compensation and Nominating Committee of the Board, but that Brandon C. Thompson, Paul Williams, Jimmy Mauldin and T. Craig Friesland are not “independent directors” since they serve as executive officers of the Company.  In reaching its conclusion, the Board determined that Messrs. Morris and Zimmerman do not have a relationship with the Company that, in the Board’s opinion, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and do not have any of the specific relationships set forth in NASDAQ’s Marketplace Rules that would disqualify any of them from being considered independent directors.  The Board determined that Mr. Zimmerman should participate in the audit committee functions being performed by the entire Board in light of his background and experience in financial and accounting matters. The Board of Directors of the Company also has determined that Bernard Zimmerman qualifies as an “audit committee financial expert,” as that term is defined in Item 401(d)(5) of Regulation S-K.

Description of Securities

We currently have authorized capital of 51,000,000 shares, of which 50,000,000 shares are common stock, par value $.01 per share (the “Common Stock”), and 1,000,000 shares are preferred stock, par value $.01 per share (the “Preferred Stock”), all of which are currently designated as Series Z preferred stock.  As of September 30, 2009, the Company has outstanding 14,194,516 shares of Common Stock and 896,781 shares of Series Z preferred stock.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all of the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding share of Preferred Stock. The holders of the Common Stock have no preemptive, subscription, redemption or conversion rights.

The Company’s Certificate of Incorporation:

•    provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, and with each class to be as nearly equal in number as possible.

•    requires a classified Board of Directors and establish the size of the Board (at between three and twelve, as determined from time to time by a majority of the entire Board of Directors) and the term of directors;

•    provides that directors may be removed only for cause and then only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors;

•    provides that no person shall be eligible for election as a director unless nominated by the Board of Directors or a request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of the Company at least 60 days prior to the date fixed for the applicable stockholders’ meeting, together with a written consent of such person to serve as a director;

•    provides that any action required or permitted to be taken at a meeting of stockholders may be taken by written consent without a meeting only by at least 80% of the stockholders;

•    requires  that notice of meetings of the Board of Directors be given not less than 48 hours before such meeting by mail or the calendar day preceding such meeting if given by personal delivery; and

•    requires that a “Business Combination,” as defined, that is not approved by the Company’s Board of Directors, be approved by the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Company.  Among other things, a business combination includes a reclassification of the Company’s securities (including a reverse split) that has the effect of increasing the proportionate share of any class of capital stock that is beneficially owned by certain “Interested  Stockholders,” as defined, and their affiliates and associates.  The Merger did not require such approval as the Merger was approved by the Company’s Board of Directors.

The Company’s Certificate of Incorporation and By-Laws contain provisions requiring the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, to alter, amend, repeal or adopt certain provisions of the Company’s Certificate of Incorporation and By-Laws (that is, the provisions relating to the classification, number, nomination and removal of directors; vacancies on the Board of Directors; special meetings of the Board of Directors; special meetings of and action by written consent of stockholders; and actions relating to certain business combinations).  These provisions will make it more difficult for stockholders to make changes in the Company’s Certificate of Incorporation and By-Laws, including changes designed to facilitate the exercise of control over the Company.  In addition, the requirement for approval by at least an eighty percent (80%) stockholder vote will enable the holders of a minority of Company stock to prevent the holders of a majority or more of the stock from amending such provisions of the Company’s Certificate of Incorporation and By-Laws.  The requirement for an eighty percent (80%) vote may be difficult to obtain, since at least eighty percent (80%) of the outstanding shares entitled to vote thereon must be present or represented by proxy at any meeting at which any such amendment is proposed and must vote in favor of such amendment.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the Company’s Board to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including the following:  (i) the designation and number of shares of such series, (ii) the rate and timing of, and the terms, conditions and , preferences with respect to, dividends, if any, and whether such dividends are cumulative or noncumulative, (iii) the right, if any, to convert or exchange shares of such series into or for shares of stock of any other series or class and the terms and conditions of such conversion or exchange, (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund or redemption or purchase account should be established for such series, (v) the rights of shares of such series in the event of voluntary or involuntary liquidation of the Company, and (vi) the voting rights, if any, of shares of such series.

Although the Company has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.  Although the Company’s Board is required to make any determination to issue such stock based on its judgment as, to the best interests of the Company’s stockholders, the Company’s Board could so act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of .such stock.  The Company’s Board does not, at present, intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law.

Series Z Preferred Stock

The Company filed a Certificate of Designation of the Series Z preferred stock with the Secretary of State of Delaware on September 30, 2009. The material rights, preferences and privileges of the Series Z preferred stock are as follows:

•  the shares are convertible, after the Company authorizes sufficient additional shares of the Company’s common stock to enable conversion of all Series Z preferred stock, into 340.668384 shares of the Company’s common stock, subject to anti-dilution adjustments;

•  the shares are entitled to vote together with the holders of the Company’s common stock as a single class, each share of Series Z preferred stock having voting rights on an “as if converted” basis such that each share will have one vote on all matters submitted to the holders of the Company’s common stock for each share of the Company’s common stock into which such preferred stock would be converted if converted as of the date of such vote (in addition to such voting rights that are specifically afforded to holders of a series of preferred stock to vote as part of a class or series thereof under Delaware law and the requirement that, without the affirmative vote of the holders of at least a majority of Series Z preferred stock (acting as a separate class) at the time outstanding, the Company may not alter, change or amend the preferences or rights of the Series Z preferred stock);

•  the shares are entitled only to dividends, with holders of the Company’s common stock, on an as if converted basis;

•  the shares are entitled on liquidation to receive, after any payments are made to, or any assets set aside for, creditors and holders of any of the Company’s preferred stock ranking senior in right of liquidation that may hereafter be issued, an amount per share for each outstanding share of Series Z preferred stock equal to $0.001, and to share thereafter in any amount to which the Company’s common stock would be entitled on an as if converted basis.

Once the shares of Series Z preferred stock are automatically converted to the Company’s common stock, such shares will be restored to authorized but unissued shares of “blank check” preferred stock under the Company’s Certificate of Incorporation.

As of September 30, 2009, the Company had 896,781 shares of series Z preferred stock outstanding.

The foregoing description of the Certificate of Designation of Series Z Convertible Preferred Stock is only a summary and is qualified in its entirety by reference to the document filed as an exhibit to this Report, which exhibit is incorporated by reference into this Item 2.01.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Price Range of Common Stock

The Company’s Common Stock is traded in the over-the-counter market and quoted under the symbol GPAX.OB through the OTC Bulletin Board System. The following are the high and low sales prices for the Company’s Common Stock for the periods reflected below, as reported by Bloomberg LP Investor Services:

Fiscal Year Ended December 31, 2007	High	Low

First Quarter	$.30	$.08
Second Quarter	$.18	$.10
Third Quarter	$.26	$.10
Fourth Quarter	$.29	$.09

Fiscal Year Ended December 31, 2008	High	Low

First Quarter	$.10	$.09
Second Quarter	$.09	$.03
Third Quarter	$.09	$.09
Fourth Quarter	$.09	$.03

Six Months Ended June 30, 2009	High	Low

First Quarter	$.03	$.03
Second Quarter	$.08	$.02

The above prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Securities authorized for issuance under equity compensation plans

The following table provides information as of the end of the most recently completed fiscal year with respect to Company compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information
	A (1)	B	C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	18,228,408 (2)	$0.45	319,093 (3)
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	18,228,408	$0.45	319,093

_______________

(1) As a consequence of the Merger, outstanding options as to 9,868,409 of the Company's shares vested.

(2) Includes 18,228,408 shares subject to stock options under the 2007 stock plan.

(3) Includes 319,093 shares available for the grant of stock options and stock purchase rights to employees, directors and consultants under the 2007 Stock Plan.

Following is a brief description of the material features of each compensation plan under which equity securities of GVC are authorized for issuance, which was adopted without the approval of GVC security holders:

The Company has granted stock options to certain employees and contractors under its 2007 Stock Plan, assumed from Halo Group.  The Company is authorized to issue an aggregate of 18,547,501 options, either as incentive stock options or nonstatutory stock options, and/or stock purchase rights under the 2007 Stock Plan.  Currently outstanding options under the 2007 Stock Plan vest over a period no greater than two years, are contingently exercisable upon the occurrence of specified events as defined by the option agreements, and expire upon termination of employment or five years from the date of grant.

Holders

The approximate number of stockholders of record of the Company’s Common Stock on September 30, 2009 was approximately 3,000. The Company estimates that, in addition, there are approximately 1,700 stockholders with shares held in “street name.”

Dividends

The Company has never paid any cash dividends on its common stock, and it is anticipated that none will be paid in the foreseeable future.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.  In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article EIGHTH of the Company’s Restated Certificate of Incorporation provides that the Company shall indemnify each person who at any time is or was an officer or director of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is an officer or director of the Company or serves or served at the request of the Company as an officer, director, employee, member, trustee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding to the full extent permitted by the DGCL.  Article EIGHTH of the Restated Certificate of Incorporation also provides that this right is not exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, member, employee, trustee or agent and shall inure to the benefit of heirs, executors and administrators of such person.  The Company also has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article EIGHTH or of the DGCL.

In addition, Article NINTH of the Company’s Restated Certificate of Incorporation provides, in accordance with Section 102(b)(7) of the DGCL, in general, that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), as the same exists or hereafter may be amended; or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  No amendment to, repeal or adoption of any provision of the Restated Certificate of Incorporation inconsistent with Article NINTH shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 3.02.    Unregistered Sales of Equity Securities.

Issuances by GVC

Pursuant to the Merger Agreement, on September 30, 2009 we issued to the former stockholders of Halo Group an aggregate of 896,781 shares of the Company’s Series Z preferred stock described under Item 2.01 above and Item 5.03 below.  Such securities were not registered under the Securities Act of 1933.  The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.  We made this determination based on the representations of each former stockholder of Halo Group who voted with respect to the Merger, which included, in pertinent part, that such stockholder is acquiring the shares of the Company’s Series Z preferred stock for his, her or its sole account, for investment and not with a view to the resale or distribution thereof, and that such stockholder either (A) is an “accredited investor,” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the shares of the Company’s Series Z preferred stock, or (C) has appointed an appropriate person to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the shares of the Company’s Series Z preferred stock.  Appropriate legends have been affixed to all shares of the Company’s Series Z preferred stock to be issued in such transaction.

Issuances by Halo Group

The following summarizes all sales of unregistered securities by Halo Group since its formation in January 2007.

In January 2007, in connection with Halo Group’s incorporation, Halo Group issued an aggregate of 12,925,000 shares of its Common Stock to the Company’s founders in exchange for their contributions of interests in businesses that became Halo Group subsidiaries, plus cash in the amount of $1,125.

On July 10, 2007, Halo Group filed an amendment to its Certificate of Formation authorizing a 3-for-1 stock split and increasing the number of authorized shares of its Common Stock to 45,000,000.

In July 2007, Halo Group issued an aggregate of 1,281,000 shares of its Common Stock to certain individuals for contribution of interests in businesses that subsequently became Halo Group subsidiaries.

In September 2007, Halo Group issued consultants options to purchase an aggregate of 250,000 shares of Halo Group Common Stock at an exercise price of $0.01 per share.  These options vested contemporaneously with the Merger.

During 2007, Halo Group issued employees options to purchase an aggregate of 634,000 shares of Halo Group Common Stock at an exercise price of $0.01 per share, such options vesting in equal amounts annually over two years.

During 2007, Halo Group issued advisory directors options to purchase an aggregate of 90,000 shares of Halo Group Common Stock at an exercise price of $0.01 per share.  These options vested contemporaneously with the Merger.

In April 2008, Halo Group issued consultants options to purchase an aggregate of 100,000 shares of Halo Group Common Stock at an exercise price of $0.94 per share.  These options vested contemporaneously with the Merger.

On July 7, 2008, Halo Group completed a private placement offering to accredited investors of 500,000 shares of Series A Preferred Stock, for aggregate consideration of $750,000.

In December 2008, Halo Group issued consultants options to purchase an aggregate of 18,750 shares of Halo Group Common Stock at an exercise price of $0.94 per share.  These options vested contemporaneously with the Merger.

During 2008, Halo Group issued employees options to purchase an aggregate of 309,600 shares of Halo Group Common Stock at an exercise price of $0.01 per share, such options vesting in equal amounts annually over two years.

During 2008, Halo Group issued advisory directors options to purchase an aggregate of 10,000 shares of Halo Group Common Stock at an exercise price of $0.01 per share, and options to purchase an aggregate of 7,500 shares of Halo Group Common Stock at an exercise price of $0.94 per share.  These options vested contemporaneously with the Merger.

During 2009, Halo Group issued employees options to purchase an aggregate of 560,300 shares of Halo Group Common Stock at an exercise price of $0.94 per share, and options to purchase an aggregate of 635,820 shares of Halo Group Common Stock at an exercise price of $1.59 per share, such options vesting in equal amounts annually over two years.

In February 2009, Halo Group issued a director options to purchase 120,000 shares of Halo Group Common Stock at an exercise price of $0.94 per share.  These options vested contemporaneously with the Merger.

In February 2009, Halo Group issued consultants options to purchase an aggregate of 15,000 shares of Halo Group Common Stock at an exercise price of $0.94 per share.  These options vested contemporaneously with the Merger.

In August 2009, Halo Group issued a director options to purchase 52,000 shares of Halo Group Common Stock at an exercise price of $1.59 per share.  These options vested contemporaneously with the Merger.

In August 2009, Halo Group issued a consultant an option to purchase 5,000 shares of Halo Group Common Stock at an exercise price of $1.59 per share.  These options vested contemporaneously with the Merger.

On August 15, 2009, Halo Group completed a private placement offering to accredited investors of 500,000 shares of Series B Preferred Stock, for aggregate consideration of $1,000,000.

On August 27, 2009, Halo Group issued an aggregate of 165,094 shares of its Common Stock to its preferred stockholders as a discretionary stock dividend.

On August 28, 2009, Halo Group issued an aggregate of 96,000 shares of its Common Stock to a consultant in consideration of 12 months of consulting services paid in advance.

On September 30, 2009, Halo Group completed a private placement offering to accredited investors of 152,000 shares of Series C Preferred Stock, for aggregate consideration of $380,000.

During September 2009, Halo Group issued an aggregate of 38,035 shares of its Common Stock to consultants in consideration of 12 months of consulting services paid in advance.

During 2009, Halo Group issued advisory directors options to purchase an aggregate of 15,000 shares of Halo Group Common Stock at an exercise price of $0.94 per share and options to purchase an aggregate of 7,500 shares of Halo Group Common Stock at an exercise price of $1.59 per share.  These options vested contemporaneously with the Merger.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, Halo Group believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.  Each investor represented that such investor either (A) is an “accredited investor,” (B) has such knowledge and experience in financial and business matters that the investor is capable of evaluating the merits and risks of acquiring the shares of Halo Group common stock or preferred stock, or (C) has appointed an appropriate person to act as the investor’s purchaser representative in connection with evaluating the merits and risks of acquiring the shares of Halo Group common stock or preferred stock.  The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.  All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

The issuance of shares of Halo Group Common Stock to its preferred stockholders as a discretionary stock dividend on August 27, 2009 was effected pursuant to Section 2(a)(3) of the Securities Act.

The Halo Group option grants were effected pursuant to Rule 701 promulgated under the Securities Act.

Item 4.01.    Changes in Registrant’s Certifying Accountant

Appointment of Montgomery, Coscia, Greilich, LLP by GVC

For accounting purposes, the Merger has been accounted for as a merger, with Halo Group as the accounting acquirer (legal acquiree).  Accordingly, effective September 30, 2009, upon closing of the Merger, the Company dismissed Braver, P.C. (“Braver”) as the Company’s independent registered public accounting firm and appointed Montgomery, Coscia, Greilich, LLP (“MCG”) as the Company’s independent registered public accounting firm. The Board of Directors of the Company approved the change of independent registered public accounting firms.

Braver’s independent auditor’s report dated August 6, 2008, furnished in connection with the Company’s annual report on Form 10-KSB for the period ended June 30, 2008, and Braver’s independent auditor’s report dated August 28, 2009, furnished in connection with the Company’s annual report on Form 10-K for the period ended June 30, 2009, did not include an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that each such independent auditor’s report contained an qualification raising substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s most recent fiscal year and the subsequent interim period prior to the date of this report, there were no disagreements with Braver on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Braver, would have caused it to make reference to the matter thereof in connection with its report.

The Company has provided Braver with a copy of this report prior to the filing hereof and has requested that Braver furnish the Company a letter addressed to the Commission stating whether or not Braver agrees with the statements made by the Company in this report.

Prior to the appointment of MCG as the Company’s independent registered public accounting firm, neither the Company nor anyone acting on its behalf consulted with MCG regarding either (a) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that MCG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement identified in response to Item 304(a)(1)(iv) of Regulation S-K and the related instructions or an event identified in response to Item 304(a)(1)(v) of Regulation S-K.

The Company has also provided MCG with a copy of this Report, requested MCG to review the disclosures contained in this Report and provided MCG with the opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views or the respects in which MCG does not agree with the disclosures made in this Report.

Appointment of Montgomery, Coscia, Greilich, LLP by Halo Group

Effective May 11, 2009, Halo Group dismissed KBA Group LLP (“KBA”) as Halo Group’s independent certified public accountants and appointed MCG as Halo Group’s independent certified public accountants.  The Board of Directors of Halo Group approved the change of independent certified public accountants.

KBA’s independent auditor’s report dated March 24, 2009 did not include an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During Halo Group’s most recent fiscal year and any subsequent interim period prior to the date of this report, there were no disagreements with KBA on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KBA, would have caused it to make reference to the matter thereof in connection with its report.

Prior to the appointment of MCG as Halo Group’s independent certified public accountants, neither Halo Group nor anyone acting on its behalf consulted with MCG regarding either (a) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Halo Group’s financial statements, and neither a written report or oral advice was provided to Halo Group that MCG concluded was an important factor considered by Halo Group in reaching a decision as to the accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement identified in response to Item 304(a)(1)(iv) of Regulation S-K and the related instructions or an event identified in response to Item 304(a)(1)(v) of Regulation S-K.

Item 5.01.    Changes in Control of Registrant.

As contemplated by the Merger Agreement, the transactions in the Company’s stock ownership described under Item 2.01 of this Report and the changes to the composition of the Board of Directors of the Company described under Item 5.02 of this Report, resulted in a change of control of the Company.  Stockholders of the Company have been apprised of such change of control, via the mailing of Schedule 14f-1 on September 18, 2009.  The information under Items 2.01 and 5.02 of this Report is incorporated by reference into this Item 5.01.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transactions contemplated by the Merger Agreement described under Item 1.01 of this Report, the Company’s Board of Directors increased its size to six persons, Gordon Banks and Conrad J. Gunther, Jr. resigned from the Company’s Board of Directors and Bernard Zimmerman resigned as Chairman of the Board.  Mr. Zimmerman will remain on the Company’s Board of Directors, however, and Halo Group has agreed not to remove Mr. Zimmerman as a director for at least one year following the effective date of the Merger.  In accordance with the Company’s bylaws for filling board vacancies, and pursuant to the Merger Agreement, the sole remaining board member, Bernard Zimmerman, appointed Brandon C. Thompson, Paul Williams, Jimmy Mauldin, T. Craig Friesland and Richard G. Morris to the Company’s Board of Directors effective at the closing of the Merger.  At this time, it is not known on which committees each director will serve.

Also in connection with the transactions contemplated by the Merger Agreement described under Item 1.01 of this Report, the Company accepted the resignations of the former officers of the Company effective at the closing of the Merger.  The new executive officers of the Company, as appointed by the Board of Directors, and their respective titles are set forth below:

Name	Age	Position
Brandon C. Thompson	30	Chairman of the Board and Chief Executive Officer
Tony Chron	55	President
Jimmy Mauldin	59	Chief Strategy Officer
Paul Williams	53	Vice Chairman of the Board, Chief Financial Officer, Treasurer and Assistant Secretary
T. Craig Friesland	36	Chief Legal Officer and Secretary
Scott McGuane	46	Chief Marketing & Sales Officer

Biographical and other information regarding these individuals is provided under the caption “Management” in Item 2.01 above, which is incorporated by reference into this Item 5.02.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the transactions contemplated by the Merger Agreement described under Item 1.01 of this Report, the Company filed a Certificate of Designation of Series Z Convertible Preferred Stock on September 30, 2009.

A description of the Certificate of Designation of Series Z Convertible Preferred Stock is set forth in Item 2.01 above, which is incorporated by reference into this Item 5.03.

Item 5.06.    Change in Shell Company Status.

As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, the Company ceased being a shell company (as defined in Rule 12b-2 under the Exchange Act of 1934, as amended) on the effective date of the Merger.

_____________________________________________________________________________________________

IMPORTANT ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission an information statement on Schedule 14f-1 in connection with the Merger transaction and intends to file with the Securities and Exchange Commission an information statement on Schedule 14C in connection with a proposal to increase the number of authorized shares of the Company’s common stock and other corporate governance items.  Security holders of the Company are urged to read the information statement on Schedule 14f-1, and the information statement on Schedule 14C when it becomes available, for important information about the Company.  Investors and security holders of the Company may obtain free copies of the information statement on Schedule 14f-1, and the information statement on Schedule 14C when it becomes available, at the Securities and Exchange Commission’s website at http://www.sec.gov, or by writing to GVC Venture Corp., One Allen Center, Suite 110, 700 Central Expressway South, Allen, Texas 75013, Attention: Secretary or Treasurer.

Item 9.01.    Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired.

As a result of its acquisition of Halo Group as described in Item 2.01, the registrant is filing Halo Group’s audited and unaudited financial information as Exhibits 99.1 and 99.2 to this Report.

(b)           Pro forma financial information.

Attached as Exhibit 99.3 is a pro forma Balance Sheet as of June 30, 2009.  Pro forma Profit and Loss Statements are not included, as they would not be materially different from the Profit and Loss Statements of Halo Group referenced in Item 9.01(a) above.

(d)           Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of September 17, 2009, by and among Halo Group, Inc., the Company and GVC Merger Corp. (incorporated by reference to exhibit 2.1 to the Company’s current report on Form 8-K filed on September 17, 2009).

3.1	Certificate of Merger relating to the merger of GVC Merger Corp. with and into Halo Group, Inc.

3.2	Certificate of Designation for Series Z Preferred Stock of the Company.

10.1	2007 Stock Plan for Halo Group, Inc.

16	Letter dated October 5, 2009 from Braver PC

23.1	Consent of Braver PC

23.2	Consent of KBA Group LLP

23.3	Consent of Montgomery, Coscia, Greilich, LLP

99.1	Report of Independent Certified Public Accountants

Audited Financial Statements of Halo Group, Inc. for the period from January 25, 2007 (date of inception) to December 31, 2008.

    Audited consolidated balance sheets of Halo Group, Inc. and subsidiaries as of December 31, 2008 and 2007.

    Audited consolidated statements of operations of Halo Group, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

    Audited consolidated statements of changes in shareholders’/members’ equity (deficit) of Halo Group, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

    Audited consolidated statements of cash flows of Halo Group, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

99.2	Report of Independent Certified Public Accountants

Unaudited Financial Statements of Halo Group, Inc. for the period from January 1, 2009 to June 30, 2009.

    Unaudited reviewed consolidated balance sheet of Halo Group, Inc and subsidiaries as of June 30, 2009.

    Unaudited reviewed consolidated statements of operations of Halo Group, Inc. and subsidiaries for the three and six months ended June 30, 2009 and 2008.

    Unaudited reviewed consolidated statement of changes in equity (deficit) of Halo Group, Inc. and subsidiaries for the six months ended June 30, 2009 and 2008.

    Unaudited reviewed consolidated statement of cash flows of Halo Group, Inc. and subsidiaries for the months ended June 30, 2009 and 2008.

99.3	Pro Forma Balance Sheet giving effect to the Merger as if it had occurred on June 30, 2009.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 5, 2009

GVC VENTURE CORP.

By: _______________________
       Brandon C. Thompson
           Chairman of the Board,
               Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of September 17, 2009, by and among Halo Group, Inc., the Company and GVC Merger Corp. (incorporated by reference to exhibit 2.1 to the Company’s current report on Form 8-K filed on September 17, 2009).

3.1	Certificate of Merger relating to the merger of GVC Merger Corp. with and into Halo Group, Inc.

3.2	Certificate of Designation for Series Z Preferred Stock of the Company.

10.1	2007 Stock Plan for Halo Group, Inc.

16	Letter dated October 5, 2009 from Braver PC

23.1	Consent of Braver PC

23.2	Consent of KBA Group LLP

23.3	Consent of Montgomery, Coscia, Greilich, LLP

99.1	Report of Independent Certified Public Accountants Audited Financial Statements of Halo Group, Inc. for the period from January 25, 2007 (date of inception) to December 31, 2008.

    Audited consolidated balance sheets of Halo Group, Inc. and subsidiaries as of December 31, 2008 and 2007.

    Audited consolidated statements of operations of Halo Group, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

    Audited consolidated statements of changes in shareholders’/members’ equity (deficit) of Halo Group, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

    Audited consolidated statements of cash flows of Halo Group, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

99.2	Report of Independent Certified Public Accountants Unaudited Financial Statements of Halo Group, Inc. for the period from January 1, 2009 to June 30, 2009.

    Unaudited reviewed consolidated balance sheet of Halo Group, Inc and subsidiaries as of June 30, 2009.

    Unaudited reviewed consolidated statements of operations of Halo Group, Inc. and subsidiaries for the three and six months ended June 30, 2009 and 2008.

    Unaudited reviewed consolidated statement of changes in equity (deficit) of Halo Group, Inc. and subsidiaries for the six months ended June 30, 2009 and 2008.

    Unaudited reviewed consolidated statement of cash flows of Halo Group, Inc. and subsidiaries for the months ended June 30, 2009 and 2008.

99.3	Pro Forma Balance Sheet giving effect to the Merger as if it had occurred on June 30, 2009.